Filed pursuant to Rule 424(b)(3)

File No. 333-144937

Prospectus Supplement No. 5 Dated January 25, 2008

To Prospectus Dated August 7, 2007

ALLIED NEVADA GOLD CORP.

7,896,000 Shares

Common Stock

This prospectus supplement supplements the Prospectus dated August 7, 2007, as supplemented by Supplement No. 1 dated August 10, 2007, Supplement No. 2 dated September 20, 2007, Supplement No. 3 dated November 15, 2007 and Supplement No. 4 dated November 19, 2007 (as so supplemented, the “Prospectus”). The Prospectus relates to the offer and sale from time to time of up to 7,896,000 shares of our common stock, which are held by certain stockholders named in the Prospectus under the section entitled “Selling Stockholders”. This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

Current Report on Form 8-K

On January 23, 2008, we filed with the Securities and Exchange Commission the attached Current Report on Form 8-K. The text of the Form 8-K is attached hereto.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “ RISK FACTORS” BEGINNING ON PAGE 9 OF THE PROSPECTUS, AS AMENDED AND RESTATED AS SET FORTH IN “PART II-ITEM 1A. RISK FACTORS” INCLUDED IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2007 COMPRISING PART OF SUPPLEMENT NO. 3 DATED NOVEMBER 15, 2007, TO READ ABOUT CERTAIN RISKS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is January 25, 2008.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2008

ALLIED NEVADA GOLD CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-33119	20-5597115
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9604 Prototype Court, Reno, Nevada	89521
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 358-4455

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On January 21, 2008, Allied Nevada Gold Corp. (the “Company”) issued a press release furnished herewith as Exhibit 99.1.

Item 8.01 Other Events.

On January 18, 2008, the Company filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission, and on January 21, 2008 filed a preliminary prospectus with Canadian securities regulators relating to a proposed public offering of common stock.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission but has not yet become effective, and a preliminary prospectus has been filed with securities regulatory authorities in each of the provinces and territories of Canada, other than Quebec. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. Neither this Form 8-K nor any of the documents referenced herein constitutes an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering will be made only by means of a prospectus. When available, copies of the preliminary prospectus relating to the offering may be obtained as set forth in the above-referenced press release.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1 Press Release of Allied Nevada Gold Corp. dated January 21, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED NEVADA GOLD CORP.

By:  /s/  Hal D. Kirby

        Hal D. Kirby

        Vice President and Chief Financial Officer

Date: January 23, 2008

ALLIED NEVADA GOLD CORP. FILES

REGISTRATION STATEMENT FOR PUBLIC OFFERING

RENO, NEVADA (January 21, 2008) – Allied Nevada Gold Corp. (AMEX & TSX: ANV) (“Allied Nevada”) announced today that it has filed a Form S-1 registration statement with the U.S. Securities and Exchange Commission and a preliminary prospectus with Canadian securities regulators relating to a proposed public offering.

Allied Nevada expects to utilize net proceeds from the offering primarily to fund activities in connection with its proposed reactivation of the Hycroft Brimstone Open Pit Mine, as well as additional working capital and reclamation bonding in connection with the reactivation program.

Cormark Securities Inc. and GMP Securities Inc. have been appointed as co-lead underwriters for the offering. In addition, the Underwriters will use their commercially reasonable best efforts to form a syndicate of underwriters.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission but has not yet become effective, and a preliminary prospectus has been filed with securities regulatory authorities in each of the provinces and territories of Canada, other than Quebec. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering will be made only by means of a prospectus. When available, copies of the preliminary prospectus relating to the offering may be obtained from:

Cormark Securities Inc. Royal Bank Plaza, South Tower Suite 2750 200 Bay Street Toronto, Ontario M5J 2J2 CANADA In Canada call: (416) 943-6405 In the U.S. call: 1-800-461-2275	GMP Securities L.P. 145 King Street West Suite 300 Toronto, Ontario M5h 1J8 CANADA In Canada Call: (416) 943-6130 In the U.S. call: 1-866-358-2864

About Allied Nevada Gold Corp.

Allied Nevada has a large exploration land position in Nevada, providing a strong platform from which to pursue growth opportunities. Allied has interests in nearly 220,000 acres of exploration and development properties in some of the most important gold mining trends in Nevada.

Allied Nevada is engaged in the evaluation, acquisition, exploration and development of gold projects. Allied Nevada’s approach to gold projects is to seek projects across the spectrum of our current exploration property portfolio which have the potential to become economic mines. In addition, Allied Nevada’s management will look for opportunities to enhance the value of its interests in gold projects which are controlled by Allied Nevada’s business partners.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections including, but not limited to, Allied Nevada’s intention to conduct a public offering of shares of its common stock. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the inability to manage successfully and complete the public offering; adverse changes in economic and/or market conditions generally; risks relating to Allied Nevada’s status as a newly formed independent company and its lack of operating history; risks relating to fluctuations in the price of gold; uncertainties concerning reserve and resource estimates; availability of outside contractors in connection with the Hycroft Mine and other activities; and availability and timing of capital for financing the planned reactivation of the Hycroft Mine including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. Allied Nevada does not intend to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise except as may be required under applicable securities laws.\

For further information on Allied Nevada, please contact Scott Caldwell or Hal Kirby at (775) 358-4455 or visit the Allied Nevada Website at www.alliednevada.com.